CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Embarcadero Funds and to the use of our report dated March 10, 2010 on the 2009 financial statements and financial highlights of the Market Neutral Fund (formerly All-Cap Growth Fund) and the Absolute Return Fund (formerly Small-Cap Growth Fund).  Such financial statements and financial highlights are incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 30, 2010